UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2006
IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 8, 2006, the Registrant’s Board of Directors adopted a 2006 incentive payment program (the “2006 Incentive Program”). The 2006 Incentive Program consists of a profit sharing component (the “Profit Sharing Component”) in which a majority of the Registrant’s employees, with certain exceptions, are eligible to participate, a management bonus program component (the “Management Bonus Component”), in which only executive officers, director level employees and other managers are eligible to participate and a special bonus program to reward any of the Registrant’s employee’s who make extraordinary contributions resulting in enhanced revenues, profits or future positioning of the Registrant (the “Special Bonus Component”).
Funding of the 2006 Incentive Program
     Funding for the 2006 Incentive Program is dependent upon the Registrant’s achievement of a targeted operating income amount (the “Targeted Operating Income”). If the Registrant achieves one hundred percent (100%) of the Targeted Operating Income, nineteen percent (19%) of the Targeted Operating Income will be set aside to fund the 2006 Incentive Program (the “2006 Bonus Pool”). In the event that the Registrant’s operating income exceeds the Targeted Operating Income, an additional twenty percent (20%) of all incremental operating income above the Targeted Operating Income amount (the “2006 Bonus Pool Increment”) will be set aside for inclusion in the 2006 Incentive Program.
     Upon achievement of Targeted Operating Income, approximately sixty-seven percent (67%) of the 2006 Bonus Pool would be allocated to the Profit Sharing Component and the Management Bonus Component for the Registrant’s director level employees and managers, approximately twenty-seven percent (27%) of the 2006 Bonus Pool would be allocated to the Management Bonus Component for the Registrant’s executive officers, and approximately six percent (6%) of the 2006 Bonus Pool would be allocated to the Special Bonus Component. If the Registrant exceeds the Targeted Operating Income, the 2006 Bonus Pool Increment would be allocated as follows: seventy-six and one half percent (76.5%) to the Management Bonus Component (including the Registrant’s executive officers, director level employees and managers); and twenty-three and one-half percent (23.5%) to the Profit Sharing Component. If the Registrant’s operating income is at or above ninety percent (90%) but below one hundred percent (100%) of the Targeted Operating Income, any payouts under the Profit Sharing Component, Management Bonus Component or Special Bonus Component will be at the recommendation of the Registrant’s Chief Executive Officer and subject to the approval of the Compensation and Nominating Committee of the Company’s Board of Directors.
Profit Sharing Component
     The Profit Sharing Component of the 2006 Incentive Program provides for the payment of profit sharing benefits, based upon meeting or exceeding the Registrant’s full fiscal year Targeted Operating Income, after completion of the annual audit for fiscal 2006. All employees not included in the Management Bonus Program or on a Commission Plan are eligible to participate in the Profit Sharing Component of the 2006 Incentive Program.
Management Bonus Component
     The Management Bonus Component of the 2006 Incentive Program provides for the payment of cash bonuses to the Registrant’s executive officers, director level employees and other managers. Management bonus payouts under the Management Bonus Component of the 2006 Incentive Program will be based on meeting or exceeding established milestones and/or based on demonstrating exceptional performance.
Special Bonus Component
     The Special Bonus Component of the 2006 Incentive Program provides for the payment of cash bonuses to all of the Registrant’s employees who make extraordinary contributions during fiscal 2006. Special Bonus Component payouts will be determined by the Registrant’s Compensation and Nominating Committee in consultation with the Registrant’s Chief Executive Officer.
Item 9.01. Financial Statements and Exhibits.
(c)     Exhibits

Exhibit No.	Description
10.1	2006 Incentive Program.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Larry Tannenbaum
Larry Tannenbaum
Chief Financial Officer, Secretary and Senior Vice President of Finance and Administration

Date: March 14, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	2006 Incentive Program.